Exhibit 10.35

SUMMARY OF DIRECTOR COMPENSATION

Compensation of non-employee directors consists of the following:
•	an annual retainer of $24,000, payable $6,000 per quarter;
•	a fee of $3,500 for each Board meeting attended in person;
•	a fee of $1,000 for any teleconference Board meeting;
•	a fee of $1,000 for each committee meeting attended in person, $1,000 for each teleconference meeting of the Audit Committee, and $250 for each teleconference meeting of a committee other than the Audit Committee;
•	an annual retainer of $5,000 for the Chairpersons of the Audit and Compensation Committees; and
•	an annual fee of $110,000 for the Chairman of the Board, who is not an executive officer of the registrant, in lieu of the annual retainer and any meeting fees.

     In addition, under the 2004 Director Stock Option Plan, on the third trading date following the date of the 2005 annual meeting, each non-employee director (currently seven persons) will receive a non-qualified option to purchase 8,000 shares of common stock at a purchase price equal to the fair market value of the common stock on the date of grant. Under the 2004 Director Stock Option Plan, a non-employee director is only eligible for one grant under the Plan.